Date

Name

Address

RE: Special Severance Agreement

Dear               :

            Carpenter Technology Corporation (the "Company") considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

            The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company. If you agree, this letter will replace any prior special severance agreement.

            In order to induce you to remain in the employ of the Company and in consideration of your agreement set forth in Subsection 2(ii) hereof, the Company agrees that you shall receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with the Company is terminated subsequent to a "change in control of the Company" (as defined in Section 2 hereof) under the circumstances described below.

  Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 2001; provided, however, that commencing on January 1, 2002 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than the October 31 preceding each such January 1, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, if a change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for the later of (i) the original or extended term or (ii) a period of twenty-four (24) months beyond the month in which such change in control occurred. Notwithstanding the foregoing, in no event shall the term of this Agreement extend beyond the date that you attain sixty-five years of age.

  Change in Control. (i) No benefits shall be payable hereunder unless there shall have been a change in control of the Company, as set forth below. For purposes of this Agreement, a "change in control of the Company" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clauses (A), (C) or (D) of this Subsection) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (C) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (D) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

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      For purposes of this Agreement, a "potential change in control of the Company" shall be deemed to have occurred if (A) the Company enters into an agreement, the consummation of which would result in the occurrence of a change in control of the Company, (B) any person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a change in control of the Company; (C) any person, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, who is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s then outstanding securities, increases his beneficial ownership of such securities by 5% or more of the combined voting power of the Company’s then outstanding securities on the date hereof; or (D) the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred. You agree that, subject to the terms and conditions, of this Agreement, in the event of a potential change in control of the Company, you will remain in the employ of the Company until the earliest of (i) a date which is six (6) months from the occurrence of such potential change in control of the Company, (ii) the termination by you of your employment by reason of Disability or Retirement as defined in Subsection 3(i), or (iii) the occurrence of a change in control of the Company.
  Termination Following Change in Control. If any of the events described in Subsection 2(i) hereof constituting a change in control of the company shall have occurred, you shall be entitled to the benefits provided in Subsection 4(iii) hereof upon the subsequent termination of your employment during the term of this Agreement unless such termination is (A) because of your death, Disability or Retirement, (B) by the Company for Cause, or (C) by you other than for Good Reason.

      Disability; Retirement. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for twenty-four (24) consecutive months (or twelve (12) consecutive months if you have been employed by the Company for less than five (5) years as of the date your absence from full-time performance of duties under this Subsection begins), and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability". Termination by the Company or you of your employment based on "Retirement" shall mean termination with your consent in accordance with the Company’s Pension Plan (as hereafter defined) including early retirement, generally applicable to its salaried employees, provided, however, that termination based on "Retirement" shall not include retirement in conjunction with termination by you for Good Reason.

      Cause. Termination by the Company of your employment for "Cause" shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination, by you for Good Reason as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters ¾ of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in clauses (A) or (B) of the first sentence of this Subsection and specifying the particulars thereof in detail.

      Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, without your express written consent, the occurrence after a change in control of the Company of any of the following circumstances unless, in the case of paragraphs (A), (E), (F), (G) or (H), such circumstances are fully corrected prior to the Date of Termination specified in the Notice of Termination, as defined in Subsections 3(v) and 3(iv), respectively, given in respect thereof:

        the assignment to you of any duties inconsistent with your present status as ______________________ of the Company (or such other title or titles as you may be holding immediately prior to the change in control of the Company) or a substantial adverse alteration in the nature or status of your responsibilities from those in effect immediately prior to the change in control of the Company;

        a reduction by the Company in your annual base salary as in effect on the date of the change in control of the Company;

        the relocation of the Company’s principal executive offices to a location outside of Berks County, Pennsylvania (or, if different, the metropolitan area in which such offices are located immediately prior to the change in control of the Company) or the Company’s requiring you to be based anywhere other than the Company’s principal executive offices except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

        the failure by the Company, without your consent, to pay to you any portion of your current compensation, or to pay to you any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

        the failure by the Company to continue in effect any compensation plan in which you participate immediately prior to the change in control of the Company which is material to your total compensation, including but not limited to the Company’s stock option plans, Executive Annual Compensation Plan, Profit Sharing Plan for Employees of Carpenter Technology Corporation and the Flexible Savings Plan of Carpenter Technology Corporation or any substitute plans adopted prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue your participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the change in control;

        the failure by the Company to continue to provide you with benefits substantially similar to those enjoyed by you under the Company’s General Retirement Plan for Employees of Carpenter Technology Corporation, Earnings Adjustment Plan of Carpenter Technology Corporation, Benefit Equalization Plan of Carpenter Technology Corporation, Supplemental Retirement Plan for Executives of Carpenter Technology Corporation and Officers’ Supplemental Retirement Plan of Carpenter Technology Corporation (the "Pension Plan" or "Pension Plans") or under any of the Company’s other deferred compensation plans, life insurance, medical, health and accident, or disability plans in which you were participating at the time of the change in control of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive you of any material fringe benefit enjoyed by you at the time of the change in control of the Company, or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy for officers in effect at the time of the change in control of the Company;

        the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

        any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above); for purposes of this Agreement, no such purported termination shall be effective.

      Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder, subject to the applicable notice requirements of Subsection (iv) below.

      Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. A Notice of Termination given by you indicating termination for Good Reason pursuant to Subsection (iii) above must be communicated within six (6) months from the date on which the facts and circumstances believed by you to constitute such Good Reason first became known to you or reasonably ascertainable by you.

      Date of Termination. "Date of Termination" shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding arbitration award, or by a final judgment, order or decree of a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating whether or not specifically referenced in this Agreement when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.
  Compensation Upon Termination or During Disability. Following a change in control of the Company, as defined by Subsection 2(i), upon termination of your employment or during a period of Disability you shall be entitled to the following benefits:

      During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive the benefits payable to you under the Company’s Salary Continuation Program, together with all other compensation payable to you during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, or in the event your employment shall be terminated by the Company or by you for Retirement, or by reason of your death, your benefits shall be determined under the Company’s retirement, insurance and other compensation plans and programs then in effect in accordance with the terms of such programs.

      If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, Disability, death or Retirement, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

      If your employment by the Company shall be terminated (a) by the Company other than for Cause, Retirement or Disability or (b) by you for Good Reason, then you shall be entitled to the benefits provided below:

        the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below;

        in lieu of any further (i) salary payments to you for periods subsequent to the Date of Termination or (ii) payments to you under the Company’s Salary Continuation Program, the Company shall pay as severance pay to you a lump sum severance payment equal to two (2) times the sum of (x) your annual base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof, and (y) a full annual bonus payment (without regard to actual attainment of all relevant performance goals) calculated by using the Executive Annual Compensation Plan Target Percentages found in section "J" of such plan, as amended on June 22, 2000, times your base salary referenced in (x), above ;

        in lieu of shares of common stock of the Company ("Company Shares") issuable upon exercise of outstanding options ("Options") or any related stock appreciation rights ("Rights"), if any, granted to you under the Long-Term Incentive Program (which Options and Rights shall be canceled upon the making of the payment referred to below), you shall receive an amount in cash equal to the product of (i) the excess of the higher of the closing price of the Company’s Shares as reported on the New York Stock Exchange-Composite Tape on or nearest the Date of Termination (or, if not listed on such exchange, on the nationally recognized exchange or Quotation System on which trading volume in Company Shares is highest) or the highest per share price for Company Shares actually paid in connection with any change in control of the Company, over the per share exercise price of each Option or Right held by you (whether or not then fully exercisable), times (ii) the number of Company Shares covered by each such Option or Right; and

        an amount in cash equal to the sum of (i) the present value of your accrued benefit (determined by using the ongoing actuarial assumptions in effect immediately prior to your Date of Termination under the Company’s defined benefit plan in which you are a participant) under any Pension Plans or other defined benefit plan sponsored by the Company and (ii) your account balance under any defined contribution plan sponsored by the Company, in either case to the extent that such accrued benefit or account balance, as the case may be, shall not be fully vested at the time of your Date of Termination.

        In addition to the retirement benefits to which you are entitled under the Pension Plan or any successor plans thereto, the Company shall pay to you a lump sum amount, in cash, equal to the actuarial equivalent of the excess of (x) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age or, if later, two years after the Date of Termination) which you would have accrued under the terms of the Pension Plan (without regard to any amendment to the Pension Plan made subsequent to a change in control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if you were fully vested thereunder and had accumulated (after the Date of Termination) twenty-four (24) additional months of service credit thereunder at your highest annual rate of compensation during the twelve (12) months immediately preceding the Date of Termination, over (y) the retirement pension (determined as a straight life annuity commencing at Normal Retirement Age which you had then accrued pursuant to the provisions of the Pension Plan). For the purposes of this Section 4(iii)(E), the actuarial value of the retirement benefits shall be calculated as the present value of a single life annuity using the UP 1984 mortality table adjusted one year forward. The interest rate used in the calculation shall be the rate specified for purposes of determining the present value of lump sum distributions under section 417(e)(3) of the Code established for the second month preceding the date of your termination.

        The payments provided for in paragraphs (B),(C), (D) and (E), above, shall be made not later than the fifth day following the Date of Termination, provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later then the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

        The Company also shall pay to you all legal fees and expenses incurred by you as a result of such termination (including all such legal fees and legal expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder). Such payments shall be made at the later of the times specified in paragraph (F) above, or within five (5) days after your request for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

      Certain Additional Payments.

        If all, or any portion, of the payments or other benefits provided under any section of this Agreement, either alone or together with other payments and benefits which you receive or are entitled to receive from the Company or its affiliates, (whether or not under an existing plan, arrangement or other agreement) (collectively the "Payments") would constitute an excess "parachute payment" within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and would result in the imposition on you of an excise tax under section 4999 of the Code, (such excise tax, together with any interest and penalties related thereto, is hereinafter collectively referred to as the "Excise Tax") then, in addition to any other benefits to which you are entitled under this Agreement, you shall be entitled to receive an additional payment (a "Gross-Up Payment") in cash, in an amount such that after payment by you of all taxes (and any interest and penalties imposed with respect thereto) imposed upon the Gross-Up Payment, including, without limitation, (1) any income taxes, (2) any payroll taxes, including FICA and FUTA, and any state or local payroll taxes and (3) any Excise Tax, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

        Unless you and the Company otherwise agree in writing, any determination required under this Section 4(iv), including without limitation, the amount of the Gross-Up Payment, shall be computed and made in writing by the independent public accountants engaged by the Company as its auditors, (the "Accountants"), whose determination shall be, subject to your reasonable approval of the calculations required under this Section 4(iv), conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 4(iv), the Accountants may rely on reasonable, good faith interpretations concerning the application of section 280G and section 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4(iv). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4(iv).

        As a result of the uncertainty in the application of section 280G and section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that, as a result of Internal Revenue Service examination of your tax returns or otherwise, (i) an amount of Gross-Up Payment will not have been made by the Company that should have been made (an "Underpayment") or that (ii) an amount of Gross-Up Payment that has been made will be determined to have been in excess of the Gross-Up Payment actually required (an "Overpayment"). In the event that you are required to make an additional payment of any Excise Tax beyond that originally calculated by the Accountants, the Accountants shall determine the amount of the Underpayment that has occurred, taking into account all taxes described in (A) above, and any such Underpayment shall be promptly paid by the Company to you or to the Internal Revenue Service for your benefit. In the event that it is finally determined that an Overpayment has occurred, you agree that you shall promptly, and in any event within 30 days of such determination, refund the amount of the Overpayment, plus any interest actually paid to you with respect to the Overpayment, to the Company.

        The Company shall have the right with respect to the determination of either an Underpayment or an Overpayment to require you to appeal the assertion of any Underpayment or to claim, and sue for, a refund of any Excise Tax paid by you upon any Payment or Gross-Up Payment, provided that the Company shall promptly following your request, advance you all expenses, including counsel and accounting fees, that based on advice of your counsel or accountants, you may reasonably expect to incur in connection with any such proceeding. You agree that if the total of such advances exceeds the expenses incurred by you, you will refund the excess to the Company. Alternatively, the Company may undertake any such proceeding, in which case you agree that you shall cooperate with the Company, as the Company may reasonably request, in any such proceeding.

      If your employment shall be terminated (A) by the Company other than for Cause, Retirement or Disability or (B) by you for Good Reason, then for a twenty-four (24) month period after such termination, the Company shall arrange to provide you at the Company’s expense with life, disability, accident, and health insurance benefits, as well as tax and financial planning services, substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(v) shall be reduced to the extent comparable benefits are actually received by you during the twenty-four (24) month period following your termination, and any such benefits actually received by you shall be reported to the Company.

      You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise except as specifically provided in this Section 4.

      In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you, at the respective time or times such payments are due, under the Pension Plans, the Flexible Savings Plan of Carpenter Technology Corporation and any other plan or agreement relating to retirement benefits.
  Successors; Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a change in control of the company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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      This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.
  Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notice to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

  Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless. such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

  Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled, at the Company’s expense, exclusively by arbitration in Berks County, Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,

By:

Robert W. Cardy Chairman and Chief Executive Officer

Agreed to this ____

of June, 2000.

_____________________________

Name